Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

September 15, 2014

CHS Inc.

5500 Cenex Drive

Inver Grove Heights, Minnesota 55077

Re:                 Registration Statement on Form S-3 (File No. 333-196918)

Ladies and Gentlemen:

We have acted as counsel to CHS Inc., a Minnesota cooperative corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated September 8, 2014, to the Prospectus, dated June 26, 2014, included in the Registration Statement on Form S-3 (File No. 333-196918) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to 21,850,000 shares of Class B Reset Rate Cumulative Redeemable Preferred Stock, Series 3, of the Company (including 2,850,000 shares subject to the underwriters’ over-allotment option) (the “Shares”). The Shares will be sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated September 8, 2014, among the Company and the representatives of the several underwriters named therein.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DPS/SK